Exhibit 3.58

                                AGREEMENT OF
                            LIMITED PARTNERSHIP
                                     OF
                   AUTONATION DODGE OF SAN ANTONIO, L.P.


         WE, THE UNDERSIGNED (the "Partners"), desiring to form a Limited Partnership pursuant to the Texas Uniform Limited Partnership Act, Article 6132a-1 of the Texas Revised Limited Partnership Act of Texas, agree as follows:

         1. The name of the partnership is AUTONATION DODGE OF SAN ANTONIO, L.P. (the "Partnership").

         2. The business of the Partnership shall be any or all lawful acts and activities for which partnerships may be operated under the laws of the State of Texas and to engage in such activities related to the foregoing as may be necessary, advisable or convenient to the promotion or conduct of the business of the Partner ship.

         3. The principal place of business of the Partnership shall be located at 5611 UTSA Blvd., San Antonio, TX 78249.

         4. The names and places of residence of the Partners are as shown on Exhibit A hereto.

         5. Immediately following the execution of this Agreement, the general partner shall file with the Secretary of State of the State of Texas a Certificate of Limited Partnership in the form of Exhibit B attached hereto and made a part hereof for all purposes.

         6. The Partnership shall exist until December 31, 2050, and thereafter for the purpose of winding up, or until earlier terminated by law.

         7. The general partner and limited partner have not agreed and are not otherwise obliged to make any contribution to the Partnership in addition to their original contributions.

         8. Cash and other assets of the Partnership believed by the general partner not to be necessary for the Partnership's activities shall be distributed to the Partners pro rata, in accordance with their partnership percentages as set forth on Exhibit A hereto. All profits and losses of the Partnership shall be allocated to the Partners pro rata, in accordance with their partnership percentages as set forth on Exhibit A hereto, except to the extent otherwise required by the provisions of
Section 704(b) and 704(c) of the Internal Revenue Code of 1986, as amended.

         9. The general partner has the authority on behalf of the Partner ship to take such actions on behalf of the Partnership as it may determine to be necessary to further the business of the Partnership, including, without limitation, the entering into of contracts of sale to acquire, sell, mortgage or lease real property.

         10. Each of the general partner and the limited partner may sell their respective Partnership interests without the consent of the other.

         11. The address of the registered office of the Partnership is 350
N. St. Paul Street, Dallas, Texas 75201, and the registered agent for service of process on the Partnership in the State of Texas at such registered office is CT Corporation System.

         12. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one Agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.